Distribution Agreement

Calvert Investment Distributors, Inc.

Addendum to Schedule II

Fees are expressed as a percentage of average annual daily net assets and are payable monthly.

Distribution Fee

The Calvert Fund

            Calvert Strategic Income Fund

Class A

Class C

Class Y

0.25%	0.75%	N/A

Addendum to Schedule III

Fees are expressed as a percentage of average annual daily net assets and are payable monthly.

Service Fee

The Calvert Fund

            Calvert Strategic Income Fund

Class A

Class C

Class Y

0.25%	0.25%	None

THE CALVERT FUND

BY: ________________________________
William M. Tartikoff
Vice President and Secretary

Calvert INVESTMENT DISTRIBUTORS, INC.

BY: ________________________________
Ronald M. Wolfsheimer
Chief Financial and Administrative Officer
and Senior Vice President

Effective Date: December 30, 2011